[LETTERHEAD OF K&L GATES LLP]

October 16, 2009

ZST Digital Networks, Inc.
Building 28 Huzhu Road
Zhongyuan District, Zhengzhou
People’s Republic of China

Re:	Registration Statement on Form S-1 (SEC File No. 333-160343)
Registration for Sale of up to 3,750,000 Shares of Common Stock and Resale of 1,542,323 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for ZST Digital Networks, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-1 (File No. 333-160343) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the public offering of up to 3,750,000 shares (the “IPO Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), and the resale of an aggregate of 1,542,323 shares (the “Resale Shares”) of the Company’s Common Stock which may be sold by the selling stockholders listed in the Registration Statement from time to time. As used in this opinion letter, the term “IPO Prospectus” refers to the Public Offering Prospectus as defined in the Registration Statement in the form first filed with the Commission following the Effective Time pursuant to Rule 424(b) of the rules and regulations under the Securities Act, the term “Resale Prospectus” refers to the Resale Prospectus as defined in the Registration Statement and included in the Registration Statement at the Effective Time and the term “Effective Time” means  the date and the time as of which the Registration Statement, or the most recent post-effective amendment thereto, if any, is declared effective by the Commission.

The IPO Shares consist of the following:

(i)             3,125,000 shares of Common Stock to be sold by the Company in the public offering under the Registration Statement and IPO Prospectus;

(ii)            up to 468,750 shares of Common Stock issuable by the Company upon exercise of an over-allotment option of the underwriters named in the IPO Prospectus; and

ZST Digital Networks, Inc.
October 16, 2009

(iii)           156,250 shares of Common Stock issuable by the Company upon exercise of warrants (the "Underwriters' Warrants") to be issued to the underwriters named in the IPO prospectus in connection with the public offering.

The Resale Shares consist of the following:

(iv)          1,263,723 shares of Common Stock that have been or may be acquired upon the conversion of outstanding shares of the Company's Series A Convertible Preferred Stock, which were originally issued in a private placement completed on May 5, 2009 and which are included in the Registration Statement and Resale Prospectus;

(v)            243,774 shares of Common Stock held by the Company’s stockholders who were stockholders immediately prior to a share exchange completed on January 9, 2009 (the “Share Exchange”) and which are included in the Registration Statement and Resale Prospectus; and

(vi)           34,826 shares of Common Stock issuable by the Company upon the exercise of the Company's warrants that were previously issued to the Company’s stockholders who were stockholders immediately prior to the Share Exchange and which are included in the Registration Statement and Resale Prospectus.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of this opinion, we have examined the Registration Statement, the Company’s Certificate of Incorporation and Bylaws, each as amended to date, and the corporate action of the Company that provides for the issuance of the IPO Shares and Resale Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a Fact Certificate from an officer of the Company.

We have made assumptions that are customary in opinions of this kind, including the assumptions of the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed that the Company does not in the future issue so many shares of Common Stock that there are insufficient remaining authorized but unissued shares of Common Stock for the conversion of the Series A Convertible Preferred Stock or exercise of the warrants referred to in paragraphs (iii) and (vi) above.  We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinions as to the DGCL are based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction.

ZST Digital Networks, Inc.
October 16, 2009

Based upon and subject to the foregoing, it is our opinion that:

1.	(a) 3,125,000 of the IPO Shares referred to in paragraph (i) above, and

(b) 468,750 of the IPO Shares referred to in paragraph (ii) above,

have been duly authorized and when issued and paid for as described in the Registration Statement and IPO Prospectus, will be, validly issued, fully paid and non-assessable.

2.             156,250 of the IPO Shares referred to in paragraph (iii) above have been duly authorized and when issued and paid for in accordance with the terms and conditions of the Underwriters' Warrants will be validly issued, fully paid and non-assessable.

3.             1,263,723 of the Resale Shares referred to in paragraph (iv) above either (a) are duly authorized, validly issued, fully paid and non-assessable or (b) have been duly authorized and when issued upon conversion of in accordance with the terms and conditions applicable to Series A Preferred Convertible Stock as set forth in the Company’s Certificate of Incorporation will be validly issued, fully paid and non-assessable.

4.             243,774 of the Resale Shares referred to in paragraph (v) above are duly authorized, validly issued, fully paid and non-assessable.

5.             34,826 of the Resale Shares referred to in paragraph (vi) above have been duly authorized and when issued and paid for in accordance with the terms and conditions of the warrants will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the related IPO Prospectus and Resale Prospectus.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L GATES LLP